EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors,

We consent to the incorporation by reference in the registration statements (No. 333-188112 and No. 333-217160) on Form S-8 of EDAP TMS S.A. of our reports dated April 10, 2019, with respect to the consolidated balance sheet of EDAP TMS S.A. and subsidiaries as of December 31, 2018, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for the year then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of EDAP TMS S.A..

Our report dated April 10, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that EDAP TMS S.A. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the implementation of a new integrated information management system has been identified and included in management’s assessment.

Lyon, April 12, 2019

/s/ KPMG Audit

A division of KPMG S.A.

/s/ Sara Righenzi de Villers

Partner